Exhibit 99

NIC Earns Nine Cents Per Share in Second Quarter 2012; Total Revenues Increase 12 Percent

Oregon and Maryland portals begin generating revenues; Federal Pre-Employment Screening Program reports record quarterly revenues

OLATHE, Kan.--(BUSINESS WIRE)--August 2, 2012--NIC Inc. (NASDAQ: EGOV), the leading provider of eGovernment services, today announced net income of $6.1 million, and earnings per share of nine cents, on total revenues of $52.0 million for the three months ended June 30, 2012. Operating income increased 13 percent to $10.6 million for the quarter. In the second quarter of 2011, the company reported net income of $5.5 million, and earnings per share of nine cents, on total revenues of $46.4 million.

Quarterly portal revenues grew 12 percent over the prior year quarter to a record $49.0 million, with same-state portal revenues increasing 6 percent in the second quarter. Same-state, transaction-based revenues from non-driver record (non-DMV) services rose 12 percent over second quarter 2011. Same-state DMV revenues were down 1 percent for the quarter, with portal management revenues flat for the quarter. Same-state time & materials revenues relating to portal software development increased 8 percent over the second quarter of 2011.

Current quarter revenues from the Mississippi portal, which began generating revenues in May 2011, were $1.0 million compared to $0.6 million in the prior year quarter, while current quarter revenues related to the Delaware portal, which began generating revenues in October 2011, were $0.3 million. Quarterly revenues from the new Maryland portal, which began generating revenues in May 2012, were $1.1 million, while revenues from the new Oregon portal, which began generating revenues in June 2012, were $0.3 million. In addition, revenues from the New Jersey portal were $0.7 million in the current quarter, compared to $0.1 million in the prior year quarter. Current quarter cost of portal revenues included approximately $3.2 million in costs from the Company’s newer portals in Mississippi, Delaware, Maryland, Oregon and New Jersey. Cost of portal revenues in the prior year quarter included approximately $0.6 million related to the Company’s newer portals. The portal gross profit percentage was 38 percent in the current quarter, down from 40 percent in the second quarter of 2011, due mainly to higher start-up costs related to the Oregon portal.

Software & services revenues were $2.9 million in the current quarter, up 11 percent from the prior year quarter, driven by revenues from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration to operate the Pre-Employment Screening Program (PSP). This service generated a record $2.0 million in revenues in the second quarter of 2012, up 27 percent from the prior year quarter. This drove an increase in the software & services gross profit percentage to 66 percent compared to 62 percent in the prior year quarter.

“This marks the first quarter that all four of the new portal contracts secured in 2011 contributed to NIC’s revenue growth,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “I am pleased to see each of the newer portals ramping up, as well as the continued strong performance of the PSP program we operate on behalf of the U.S. Department of Transportation.”

Selling & administrative expenses were $8.4 million in the current quarter, flat compared to the second quarter of 2011. As a percentage of total revenues, selling & administrative expenses were 16 percent in the current quarter, down from 18 percent in the prior year quarter.

“While same-state non-DMV revenue growth was tempered this quarter, it was not unexpected,” said Steve Kovzan, NIC Chief Financial Officer. “The lower rate of growth resulted in part from higher revenues in the prior quarter from certain biennial licensing applications and changes in the timing of certain seasonal services. In addition, we were pleased that the New Jersey portal significantly grew its non-DMV revenues through new tax filing and temporary automobile tag services.”

Second Quarter Operational Highlights

NIC debuted at No. 20 on Forbes’ list of the “25 Fastest-Growing Technology Companies in America.” The ranking placed NIC in the company of LinkedIn (No. 1) and Apple (No. 2). In addition, NIC’s Chief Executive Officer and Chairman of the Board, Harry Herington, was honored by Ernst & Young as the Entrepreneur of the Year® for Technology in the Central Midwest Region. As a result of the honor, Mr. Herington will compete for the national award in November.

Several partners renewed their agreements and signed contracts with NIC portals during the quarter. Renewals included one-year contract extensions with the states of Arizona, Kansas, West Virginia, and New Jersey, with a three-year contract extension in Hawaii. NIC also secured a new two-year contract with the state of Maine, which includes two additional two-year renewal periods at the option of the state, concluding a competitive rebid process.

Second Quarter Earnings Call and Webcast Details

Dial-In Information

Thursday, August 2, 2012

4:30 p.m. (EDT)

Call bridge:	877-941-6009 (U.S. callers) or 480-629-9819 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen, visit http://www.egov.com/investors.

A replay of NIC’s 2012 second quarter earnings call will be available until 11 p.m. (EST) on February 4, 2013, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation’s premier provider of official government portals, online solutions, and secure payment processing. The Company’s innovative eGovernment services help reduce costs and increase efficiencies for citizens, businesses, and government agencies. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and an application consolidation project in Texas and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts and an application consolidation project in Texas in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to successfully transition out of expired contracts; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Portal revenues	$49,042	$43,783	$94,754	$84,138
Software & services revenues	2,940	2,640	5,971	5,019
Total revenues	51,982	46,423	100,725	89,157
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	30,550	26,362	59,301	51,783
Cost of software & services revenues, exclusive of depreciation &
amortization	1,008	1,009	1,966	2,006
Selling & administrative	8,383	8,420	16,318	15,106
Amortization of acquisition-related intangible assets	81	81	161	161
Depreciation & amortization	1,319	1,109	2,630	2,194
Total operating expenses	41,341	36,981	80,376	71,250
Operating income	10,641	9,442	20,349	17,907
Other income (expense), net	-	1	(1)	4
Income before income taxes	10,641	9,443	20,348	17,911
Income tax provision	4,548	3,910	8,627	7,323
Net income	$6,093	$5,533	$11,721	$10,588

Basic net income per share	$0.09	$0.09	$0.18	$0.16
Diluted net income per share	$0.09	$0.09	$0.18	$0.16

Weighted average shares outstanding:
Basic	64,489	63,998	64,393	63,885
Diluted	64,489	64,061	64,393	63,947

Key Financial Metrics:
Revenue growth - outsourced portals	12%	11%	13%	10%
Same state revenue growth - outsourced portals	6%	9%	8%	9%
Recurring portal revenue as a % of total portal revenues	90%	90%	91%	91%
Gross profit % - outsourced portals	38%	40%	37%	38%
Revenue growth - software & services	11%	110%	19%	116%
Gross profit % - software & services	66%	62%	67%	60%
Selling & administrative expenses as a % of total revenues	16%	18%	16%	17%
Operating income as a % of total revenues	20%	20%	20%	20%

Portal Revenue Analysis:
DMV transaction-based	$17,697	$16,394	$35,116	$33,093
Non-DMV transaction-based	24,298	21,010	46,610	39,319
Portal software development	4,697	4,342	8,328	7,651
Portal management	2,350	2,037	4,700	4,075
Total portal revenues	$49,042	$43,783	$94,754	$84,138

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$70,175	$61,639
Cash restricted for payment of dividend	-	16,231
Trade accounts receivable, net	55,129	49,306
Deferred income taxes, net	1,000	916
Prepaid expenses & other current assets	9,508	5,994
Total current assets	135,812	134,086
Property and equipment, net	12,133	8,853
Intangible assets, net	993	1,088
Deferred income taxes, net	-	83
Other assets	245	243
Total assets	$149,183	$144,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,191	$45,038
Accrued expenses	20,050	16,293
Dividend payable	-	16,231
Other current liabilities	210	310
Total current liabilities	68,451	77,872

Deferred income taxes, net	465	-
Other long-term liabilities	1,332	1,405
Total liabilities	70,248	79,277

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,508 and 64,178 shares issued and outstanding	6	6
Additional paid-in capital	98,937	96,799
Accumulated deficit	(20,008)	(31,729)
Total stockholders' equity	78,935	65,076
Total liabilities and stockholders' equity	$149,183	$144,353

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2012	64,178	$6	$96,799	$(31,729)	$65,076
Net income	-	-	-	11,721	11,721
Restricted stock vestings	361	-	204	-	204
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(109)	-	(1,295)	-	(1,295)
Stock-based compensation	-	-	1,857	-	1,857
Tax deductions relating to stock-based compensation	-	-	770	-	770
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(204)	-	(204)
Issuance of common stock under employee
stock purchase plan	78	-	806	-	806
Balance, June 30, 2012	64,508	$6	$98,937	$(20,008)	$78,935

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$6,093	$5,533	$11,721	$10,588
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	81	81	161	161
Depreciation & amortization	1,319	1,109	2,630	2,194
Stock-based compensation expense	1,134	1,074	1,857	2,365
Deferred income taxes	(334)	(261)	(464)	(426)
(Gain) loss on disposal of property and equipment	-	-	1	(2)
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(6,924)	(5,357)	(5,823)	(3,844)
(Increase) in prepaid expenses & other current assets	(1,049)	(345)	(2,586)	(2,169)
(Increase) decrease in other assets	(1)	(2)	(2)	10
Increase (decrease) in accounts payable	5,105	1,781	3,153	(2,156)
Increase (decrease) in accrued expenses	1,605	3,322	(502)	(277)
(Decrease) in other current liabilities	(138)	(53)	(100)	(181)
Increase (decrease) in other long-term liabilities	(23)	43	(73)	151
Net cash provided by operating activities	6,868	6,925	9,973	6,414
Cash flows from investing activities:
Purchases of property and equipment	(1,452)	(1,339)	(2,664)	(2,573)
Capitalized internal use software development costs	(212)	(111)	(349)	(192)
Net cash used in investing activities	(1,664)	(1,450)	(3,013)	(2,765)
Cash flows from financing activities:
Proceeds from employee common stock purchases	-	-	806	652
Tax deductions related to stock-based compensation	73	529	770	1,012
Net cash provided by financing activities	73	529	1,576	1,664
Net increase in cash and cash equivalents	5,277	6,004	8,536	5,313
Cash and cash equivalents, beginning of period	64,898	50,996	61,639	51,687
Cash and cash equivalents, end of period	$70,175	$57,000	$70,175	$57,000

Other cash flow information
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$2,964	$-	$2,964	$-
Cash payments:
Income taxes paid	$4,617	$4,145	$8,649	$7,145
Cash dividends on common stock previously restricted for payment of dividend	-	-	16,231	-

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@egov.com